Exhibit 10.2

Grant Summary and Stock Option	INTEGRATED DEVICE TECHNOLOGY, INC.
Agreement	6024 SILVER CREEK VALLEY ROAD
SAN JOSE CA 95138

OPTIONEE NAME	Option Number:
ADDRESS 1	Plan: 2004
ADDRESS 2
ADDRESS 3
CITY, STATE, COUNTRY, ZIP CODE	ID:

Effective (DATE), you have been granted a(n) Non-Qualified Stock Option to buy (QUANTITY) shares of INTEGRATED DEVICE TECHNOLOGY, INC. (the Company) stock at ($PRICE) per share.

The total option price of the shares granted is ($DOLLARS).

Subject to the terms and conditions of the Company’s 2004 Equity Plan, options will vest and expire as follows:

Shares	Vest Type	Full Vest	Expiration

“On Vest Date” type options vest 100% on the date shown under the column titled “Full Vest.”

“Monthly” type options vest in 12 equal monthly installments during the 12 months preceding the date shown under the column titled “Full Vest.”

You acknowledge that the vesting and exercisability of this Option hereof is earned only by your continuing consultancy or employment at the will of the Company and that nothing in this agreement nor in the 2004 Equity Plan confers upon you any right with respect to continuation of employment or consultancy by the Company or interferes in any way with the Company’s right to terminate your employment or consultancy at any time, with or without cause.

This Option is governed by, and you agree to be bound by, the 2004 Equity Plan and Exhibit A attached hereto. You acknowledge that the Company has informed you that you may obtain a copy of the 2004 Equity Plan upon request at no cost. You acknowledge that the exercisability of this Option is conditioned on your accepting the terms and conditions of this Option either via our online grant acceptance tool, as described in Exhibit A or by signing below.

INTEGRATED DEVICE TECHNOLOGY, INC.	Date

OPTIONEE NAME	Date

Grant Summary and Stock Option	INTEGRATED DEVICE TECHNOLOGY, INC.
Agreement	6024 SILVER CREEK VALLEY ROAD
SAN JOSE CA 95138

EXHIBIT A

If the Participant set forth above is Terminated for any reason, except death, Disability, or Qualified Reduction in Force (as hereinafter defined) this Option to the extent (and only to the extent) that it would have been exercisable by Participant on the Termination Date, may be exercised by Participant no later than three (3) months after the Termination Date, but in any event no later than the Expiration Date set forth above. If Participant is Terminated because of a death or Disability of Participant (or the Participant dies within three (3) months of such Termination), this Option, to the extent that it is exercisable by Participant on the Termination Date, may be exercised by Participant (or Participant’s legal representative) no later than (i) twelve (12) months after the Termination Date in the case of Disability or (ii) eighteen (18) months after the Termination Date in the case of death, but in any event no later than the Expiration Date. If Participant is Terminated because of a Qualified Reduction in Force, this Option, to the extent that it is exercisable by Participant on the Termination Date, may be exercised by Participant (or Participant’s legal representative) no later than twelve (12) months after the Termination Date, but in any event no later than the Expiration Date. A Qualified Reduction in Force shall mean any layoff (a) so designated by the Chief Executive Officer and (b) involving (i) the closing of a business unit or (ii) the designation during a thirty-day period of five or more full-time employees of the Company to be Terminated involuntarily either during such period or later.

This Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Participant only by Participant. The terms of this Option shall be binding upon the executors, administrators, successors and assigns of Participant.

Payment of the exercise price per share is due in full upon exercise of all or any part of this Option. You may elect, to the extent permitted by applicable statutes and regulations, to make payment of the exercise price under one of the following alternatives:

(a) Payment of the exercise price per share in cash (including check) at the time of exercise; or

(b) With the consent of the Committee, by surrender of Shares that either: (1) have been owned by you for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such Shares), or (2) were obtained by you in the public market, having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the Option or the exercised portion of the Option; or

(c) Through a “same day sale” commitment from you and a broker-dealer that is a member of the National Association of Securities Dealers (a “NASD Dealer”) whereby you irrevocably elect to exercise the Option or a portion of the Option and to sell a portion of the Shares so purchased in order to pay for the aggregate exercise price of the Option or the exercised portion of the Option, and whereby the NASD Dealer irrevocably commits on or prior to receipt of such Shares to forward the exercise price directly to the Company; or

(d) Through a “margin” commitment from you and a NASD Dealer whereby you irrevocably elect to exercise the Option or a portion of the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the aggregate exercise price of the Option or the exercised portion of the Option, and whereby the NASD Dealer irrevocably commits on or prior to receipt of such Shares to forward the exercise price directly to the Company; or

(e) With the consent of the Committee, by waiver of compensation due or accrued to you for services rendered; or

(f) With the consent of the Committee, payment by a combination of the methods of payment permitted by subparagraphs (a) through (e) above.

You may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of your death, shall thereafter be entitled to exercise this Option.

Grant Summary and Stock Option	INTEGRATED DEVICE TECHNOLOGY, INC.
Agreement	6024 SILVER CREEK VALLEY ROAD
SAN JOSE CA 95138

EXHIBIT A (con’t)

You agree that notices may be given to you in writing either at your home address as shown above, or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the Company’s normal process for communicating electronically with its employees.

You will not be entitled to exercise this Option until you have either gone to your E*TRADE OptionsLink web page and acknowledged and agreed to the terms and conditions set forth herein or signed a hard copy of this Option agreement, which shall acknowledge your acceptance of the terms and conditions set forth herein.

By accepting this Option, you acknowledge that; (a) the 2004 Equity Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) the grant of the Option is a one-time benefit that does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options; (c) all determinations with respect to future grants, if any, including the grant date, the number of options granted, the exercise price and the exercise date or dates, will be at the sole discretion of the Company; (d) your participation in the 2004 Equity Plan is voluntary; (e) the value of the Option is an extraordinary item of compensation that is outside the scope of your employment contract, if any; (f) Options are not part of normal or expected compensation for purposes of calculating any severence, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) the vesting of the Option ceases upon Termination for any reason except as may otherwise be explicitly provided in this Agreement; (h) the future value of the Shares is unknown and cannot be predicted with certainty; and (i) if the Shares do not increase in value, the Option will have no value. In addition, you understand, acknowledge and agree that, as a condition of the award of the Option you will have no rights to compensation or damages in consequence of your Termination for any reason whatsoever and whether or not in breach of contract insofar as those rights arise or may arise from your ceasing to have rights under the 2004 Equity Plan or this Option.

As a condition of the grant of the Option, you consent to the collection, use and transfer of personal data as described in this paragragh. You understand that the Company and its Subsidiaries hold certain personal information about you, including your name, home address and telephone number, date of birth, social security or national identity number, salary, nationality, job title, any shares of common stock or directorships held in the Company details of all stock options or other entitlements to shares of common stock awarded, cancelled, exercised, vested or unvested (“Data”). You further understand that the Company and its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the 2004 Equity Plan, and that the Company and any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the 2004 Equity Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. You authorize them to receive, possess, use, retain and transfer such Data as may be required for the administration of the 2004 Equity Plan or the subsequent holding of shares of common stock on your behalf, in electronic or other form, for the purposes of implementing, administering and managing your participation in the 2004 Equity Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any shares of common stock acquired under the 2004 Equity Plan. You understand that you may, at any time, view such Data or require any necessary amendments to it.